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Filed Pursuant to Rule 424(b)(3)
Registration Number 333-121433

         PROSPECTUS SUPPLEMENT
(to Prospectus dated January 7, 2005)

9,548,879 Shares

Alaska Communications Systems Group, Inc.
Common Stock

                The selling stockholders are offering 9,548,879 shares of common stock of Alaska Communications Systems Group, Inc. All the shares of our common stock are being sold by the selling stockholders identified in this prospectus supplement. Following this offering these selling stockholders will not own any shares of our common stock. We will not receive any proceeds from the sale of the shares.

                Our common stock is quoted on the Nasdaq National Market under the symbol "ALSK." On March 9, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $11.15 per share.

                Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus supplement.

                Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$11.00	$105,037,669
Underwriting discounts and commissions	$0.25	$2,387,220
Proceeds, before expenses to the selling stockholders	$10.75	$102,650,449

                We expect that the shares of common stock will be ready for delivery by the underwriter on or about March 15, 2006.

RBC Capital Markets

         Prospectus Supplement dated March 10, 2006.

                We and the selling stockholders have not, and the underwriter has not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus as if we, the selling stockholders or the underwriter had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

                This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, dated January 7, 2005, which gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We have not, and the underwriter has not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer of any securities other than the shares. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted.

                The Securities and Exchange Commission, or the SEC, allows us to incorporate into this prospectus supplement information that we have filed, or subsequently file, with the SEC, which means we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of the accompanying prospectus and this prospectus supplement, and information that we file with the SEC after the date of the prospectus supplement will automatically update the accompanying prospectus and this prospectus supplement. See "Incorporation of Certain Documents by Reference" and "Where you can find more information" in this prospectus supplement for more information regarding the information we are incorporating by reference and for the address and contact information necessary to make a request for copies of this and other information.

                You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only.

                "Alaska Communications Systems Group" and our logo are our trademarks. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners.

                Unless the context otherwise requires, the terms "we," "our," "us," "the company," and "ACS Group" refer to Alaska Communications Systems Group, Inc. and its consolidated subsidiaries. Any reference to "ACSH" refers to our wholly owned subsidiary, Alaska Communications Systems Holdings, Inc., and its consolidated subsidiaries, unless otherwise indicated.

ii

PROSPECTUS SUPPLEMENT SUMMARY

                You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, including the information contained in the "Risk Factors" section beginning on page 2 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus supplement.

Alaska Communications Systems Group

                Headquartered in Anchorage, we provide customer-focused, facilities-based, integrated telecommunications services. We operate the largest local telephone network in Alaska. We believe we offer strong growth opportunities premised on a customer-focused marketing strategy targeted at a growing customer base using products and assets matching the highest growth segments of the industry. We seek to offer our customers a "one-stop-shop" for their telecommunication needs, while reducing our back office costs.

THE OFFERING

Common stock offered by the selling stockholders	9,548,879 shares.
Common stock outstanding after this offering	41,720,189 shares.
Use of proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders.
Risk factors
See "Risk Factors" beginning on page 2 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus supplement for a discussion of factors you should consider carefully in deciding whether to invest the shares of our common stock being offered by the selling stockholders.
Nasdaq National Market symbol	"ALSK."

SELLING STOCKHOLDERS

        The following table sets forth (i) the selling stockholders, (ii) as of March 10, 2006, the number of shares of common stock that each of the selling stockholders beneficially owns and the number of shares being offered for resale by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders following the sale of 9,548,879 shares of our common stock offered by the selling stockholders, in the aggregate, under this prospectus supplement have been sold. The number of shares of common stock outstanding as of February 22, 2006 was 41,720,189.

        As used in this prospectus supplement, "selling stockholders" includes the selling stockholders named in the table below and their respective transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholders listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus supplement.

	Number of Shares of Our Common Stock Beneficially Owned Prior to the Offering			Number of Shares of Our Common Stock Being Offered	Number of Shares of Our Common Stock Beneficially Owned After the Offering
Name	Number of Shares		Percentage of Shares Outstanding	Number of Shares	Number of Shares	Percentage of Shares Outstanding
Fox Paine Capital, LLC(1)(2)	9,498,879	(3)	22.8%	9,498,879	—	*
Fox Paine & Company, LLC(1)(2)	8,034,468	(3)	19.3%	8,034,468	—	*
Fox Paine Capital Fund, L.P.(1)(2)	7,916,995	(3)	19.0%	7,916,995	—	*
FPC Investors, L.P.	117,473		*	117,473	—	*
ALEC Coinvestment Fund I, LLC	395,787		1.0%	395,787	—	*
ALEC Coinvestment Fund II, LLC	197,893		*	197,893	—	*
ALEC Coinvestment Fund III, LLC	237,472		*	237,472	—	*
ALEC Coinvestment Fund IV, LLC	237,472		*	237,472	—	*
ALEC Coinvestment Fund V, LLC	395,787		1.0%	395,787	—	*
Bucks Capital, LLC(4)(5)	100,000		*	50,000	—	*

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Fox Paine Capital, LLC is General Partner of Fox Paine Capital Fund, L.P. and FPC Investors, L.P., and the Managing Member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, and ALEC Coinvestment Fund V, LLC, and possesses voting and investment power over all shares held by each of these entities. Fox Paine & Company, LLC is the manager of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. Fox Paine & Company, LLC is not the record owner of any shares of our common stock.

(2)
The address of Fox Paine & Company, LLC is 950 Tower Lane, Suite 1150, Foster City, CA 94404.

(3)
Fox Paine Capital, LLC is General Partner of Fox Paine Capital Fund, L.P. and FPC Investors, L.P., and the Managing Member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, and ALEC Coinvestment Fund V, LLC, and possesses voting and investment power over all shares held by each of these entities. Fox Paine & Company, LLC is the manager of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. Fox Paine & Company, LLC is not the record owner of any shares of our common stock.

(4)
Mr. Saul A. Fox and Mr. W. Dexter Paine, III are members of Fox Paine Capital, LLC and share voting power of Fox Paine Capital, LLC. In addition, Mr. Fox and Mr. Paine are the managing members of Bucks Capital, LLC. Bucks Capital, LLC is an investment vehicle created for the purposes of allowing selected members of Fox Paine & Company, LLC to invest primarily in selected portfolio companies in which investment funds managed by Fox Paine & Company, LLC invest. Mr. Fox and Mr. Paine each disclaim beneficial ownership of the shares owned by Bucks Capital, LLC or the entities of which Fox Paine Capital, LLC is General Partner or Managing Member, except to the extent of their respective pecuniary interest therein.

(5)
In addition to the 50,000 shares being sold in this offering, Bucks Capital, LLC will, directly or indirectly, contribute an additional 50,000 shares to a charitable institution prior to completion of this offering.

        Fox Paine & Company, LLC ("Fox Paine"), our largest stockholder, was entitled to receive an annual management fee in the amount of 1% of our net income before interest expense, interest income, income taxes, depreciation and amortization, and equity in earnings (loss) of investments, calculated without regard to the fee, pursuant to an agreement dated May 14, 1999. The annual management fee obligation to Fox Paine was terminated, effective for periods beginning after December 31, 2004, as partial consideration for a $2,797,000 transaction fee paid to Fox Paine in February 2005, in connection with assistance rendered in structuring a stock offering and refinancing transaction that we completed during the first quarter of 2005. The transaction fee agreement was approved by our board of directors. The management fee expense for the three and six months ended June 30, 2005 was $0 and $38,000 respectively, related to a final contract true up, and $220,000 and $522,000 respectively, for the three and six months ended June 30, 2004. The management fee payable at June 30, 2005 and 2004 was $0 and $525,000, respectively.

        Mr. W. Dexter Paine, III is a co-founder and President of Fox Paine and currently serves as one of our directors. Mr. Saul A. Fox, also a co-founder of Fox Paine and its Chief Executive Officer, served on our board through July 25, 2005, as did Mr. Wray Thorn, a former director of Fox Paine. On July 25, 2005, Mr. Fox was replaced on our board by John Gibson, currently an Executive Managing Director of Fox Paine.

        Our board of directors approved the payment to Fox Paine of a fee equal to 1% of the gross proceeds generated from the sale of our directories business, plus expenses in connection with such transaction, including the reimbursement by us of the $250,000 consulting fee and transaction bonus paid to Mr. Charles E. Robinson, our former President and Chief Executive Officer, under the agreement described below. We paid Fox Paine $2,095,000 on May 8, 2003.

        Fox Paine entered into a consulting agreement with Mr. Robinson, our former chief executive officer, for services rendered for our benefit related to the sale of our directories business. Under this agreement, Mr. Robinson received a lump-sum consulting fee and transaction bonus of $250,000 in May 2003. As described above, Fox Paine was reimbursed for this expense.

        Our board of directors approved the payment of a fee to Fox Paine equal to 1% of the funded capital raised through the Alaska Communications Systems Holdings, Inc. senior notes offering and the closing of our credit facilities in 2003, plus expenses in connection with such transactions. On August 28, 2003, we paid to Fox Paine $3,759,703 for this fee, excluding expenses.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement by and among RBC Capital Markets Corporation, as underwriter, us and the selling stockholders, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, 9,548,879 shares of our common stock at a purchase price equal to the public offering price on the cover of this prospectus supplement, less a discount of $0.25 per share.

        The underwriting agreement provides that the obligations of the underwriter are conditional and may be terminated at its discretion based on its assessment of the state of the financial markets. The obligations of the underwriter may also be terminated upon the occurrence of the events specified in the underwriting agreement.

        According to the terms of the underwriting agreement, the underwriter will either purchase all of the shares or none of them. The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

  •
  receipt and acceptance of the common stock by the underwriter; and

  •
  the underwriter's right to reject orders in whole or in part.

        The following table shows the initial public offering price, underwriting discount and proceeds before expenses to the selling stockholders.

	Per Share	Total
Initial price	$11.00	$105,037,669
Underwriting discount	$0.25	$2,387,220
Proceeds to the selling stockholders, before expenses	$10.75	$102,650,449

        We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be approximately $350,000.

        Our common stock is quoted on the Nasdaq National Market, under the symbol "ALSK."

        We and the selling stockholders have agreed in the underwriting agreement to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we or the selling stockholders are unable to provide this indemnification, we or the selling stockholders will contribute to payments the underwriter may be required to make in respect of those liabilities. The underwriter has advised us that it intends to make a market in our common stock, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for our common stock.

        In order to facilitate this offering of common shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the common shares in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        The underwriter has advised us that it may make short sales of common shares in connection with this offering, resulting in the sale by the underwriter of a greater number of shares than it is required to purchase pursuant to the underwriting agreement. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the trading price of the common shares in the open market that could adversely affect investors who purchase shares in this offering.

        The underwriter may reduce or close out its covered short position by purchasing shares in the open market. Open market purchases made by the underwriter to cover all or a portion of its short position may be effected on the Nasdaq National Market or otherwise. Similar to other purchase transactions, the underwriter's purchases to cover its short position or to stabilize the market price of the common shares may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

        No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriter is not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

        We and our executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which we and such holders of stock have agreed, subject to certain exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, options or warrants to acquire shares of common stock, or securities convertible into or exchangeable or exercisable for shares of common stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by us, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock, or publicly announce an intention to do any of the foregoing, without the prior written consent of RBC Capital Markets Corporation for a period of 60 days after the date of this prospectus supplement. Such consent may be given at any time without public notice. RBC Capital Markets Corporation may release any of the securities subject to these lock-up agreements at any time and without notice.

        Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day lock-up period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 60-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day lock-up period, then the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        From time to time, the underwriter and/or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or the selling stockholders for which they have received, and expect to receive, customary fees and commissions for these transactions.

        It is expected that delivery of the shares of our common stock will be made on or about March 15, 2006, which will be the third business day following the date of pricing of the common shares.

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for the selling stockholders by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of Alaska Communication Systems Group, Inc. as of December 31, 2005 and for the year then ended and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements as of December 31, 2004, and for each of the two years in the period ended December 31, 2004 and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the effect of the restatement as discussed in Note 25), which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus supplement.

        We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

        This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 9, 2006;

  •
  Our Current Reports on Form 8-K filed with the SEC on February 1, 2006, February 3, 2006, February 9, 2006, February 14, 2006, February 16, 2006 and February 27, 2006; and

  •
  The description of our common stock contained in our Form 8-A filed with the SEC on November 17, 1999.

        These documents contain important information about us and our financial condition. Information contained in this prospectus supplement supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC after the date of this prospectus supplement that is incorporated by reference will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and, as a result, file periodic reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-3 with the SEC regarding this offering. The registration statement of which this prospectus supplement and the accompanying prospectus is a part contains additional important information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus supplement and the accompanying prospectus certain information that is included in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

        You may read and copy the registration statement, the related exhibits, the periodic reports we file and the other material we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is www.sec.gov.

        Our website is www.acsalaska.com. Our filings are available on our investor relations website www.alsk.com. Information contained in or connected to our website is not a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000

PROSPECTUS

15,000,000 SHARES OF COMMON STOCK
PLUS
19,598,879 SHARES OF COMMON STOCK
OFFERED BY THE SELLING STOCKHOLDERS

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

COMMON STOCK

        We may offer and sell, from time to time, up to 15,000,000 shares of common stock in amounts, at prices and on terms that we will decide at the time of the offering. In addition, the selling stockholders named in this prospectus may offer and sell, from time to time, up to 19,598,879 shares of our common stock. Our common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

        We will provide the specific terms of these offers and sales by us and the selling stockholders in supplements to this prospectus. This prospectus may not be used to sell common stock unless accompanied by a prospectus supplement. You should read this prospectus and any supplements carefully before you invest. We may, and the selling stockholders may, offer common stock directly to investors or through agents, underwriters, or dealers. If any agents, underwriters, or dealers are involved in the sale of any of our common stock, their name and any applicable purchase price, fee, commission or discount arrangement will be set forth in the prospectus supplement.

        Our common stock is quoted on the Nasdaq National Market under the symbol "ALSK." The last reported sale price of our common stock on January 6, 2005 was $8.14 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN THE COMMON STOCK.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 7, 2005.

        We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus and any prospectus supplement or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
INDUSTRY, MARKET SHARE AND OTHER INFORMATION	16
DILUTION	16
USE OF PROCEEDS	17
SELLING STOCKHOLDERS	17
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	20
PLAN OF DISTRIBUTION	22
DESCRIPTION OF CAPITAL STOCK	25
LEGAL MATTERS	26
EXPERTS	27
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	27
WHERE YOU CAN FIND MORE INFORMATION	28

        The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

PROSPECTUS SUMMARY

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer and sell, from time to time, up to an aggregate of 15,000,000 shares of common stock, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders named in this prospectus may offer and sell, from time to time, up to an aggregate of 19,598,879 shares of our common stock. This prospectus provides you with a general description of the common stock we are offering and may offer in the future. Each time we or the selling stockholders offers any of our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements may add, update or change information contained in this prospectus. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        Unless the context otherwise requires, the terms "we," "our," "us," "the company," "the registrant" and "ACS Group" refer to Alaska Communications Systems Group, Inc. and its consolidated subsidiaries. Any reference to "ACSH" refers to our wholly owned subsidiary, Alaska Communications Systems Holdings, Inc., and its consolidated subsidiaries, unless otherwise indicated.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

OUR BUSINESS

        We are the leading facilities-based telecommunications services provider and the largest local exchange carrier (LEC) in Alaska and the 13th largest LEC in the United States. We are focused on providing leading telecommunications services to our retail relationships under a single brand name, Alaska Communications Systems. On a retail basis, we provide our consumer and business customers with a complete range of telecommunications services, including local telephone, wireless, Internet, and long distance, using our own network, as well as video entertainment through our partnership arrangement with DISH Network, a leading satellite service provider. In addition, we also provide selected local telephone and wireless services on a wholesale basis.

        We continue to grow our retail relationships, and as of September 30, 2004, had increased the number of our retail relationships to 388,913. A "retail relationship" refers to one service provided to one customer and, therefore, each customer may represent more than one retail relationship. As of September 30, 2004, including both retail and wholesale customers, we served 95,529 wireless subscribers, 301,684 local telephone access lines, 44,334 long distance customers and 46,291 Internet subscribers (including 22,592 high-speed digital subscriber line, or DSL, subscribers).

        We began operations in May 1999 when we completed the acquisition and integration of four local telephone companies in Alaska. Each of the businesses we purchased had been operating in its local markets for over 50 years. Since 1999, we have invested in upgrading our network and service capabilities, improved our cost management in our operations, and focused on improving customer service. As a result, our business, which has been characterized by a stable customer base and predictable capital expenditure requirements, has generated stable revenues and cash flows since 2000, with consolidated cash flow from operations of $50.4 million for the year ended December 31, 2003 and $38.7 million for the nine months ended September 30, 2004. We have generated a net loss from operations during each year since 1999 and we expect to generate a net loss from operations in 2004. We currently have substantial indebtedness and an accumulated deficit of $286.0 million as of September 30, 2004.

        Our principal offices are located at 600 Telephone Avenue, Anchorage, Alaska 99503. Our telephone number is (907) 297-3000.

RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

Risks Related to Our Common Stock

        ACS Group is a holding company and relies on dividends, interest and other payments, advances and transfer of funds from its subsidiaries to meet its debt service and pay dividends.

        ACS Group has no direct operations and no significant assets other than ownership of 100% of the stock of Alaska Communication Systems Holdings, Inc. ("ACSH"). Because we conduct our operations through our direct and indirect subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including to pay dividends with respect to our common stock. Legal restrictions applicable to our subsidiaries and contractual restrictions in our credit facilities and the indentures governing the 9 3/8% senior subordinated notes due 2009 and the 9 7/8% senior notes due 2011 issued by ACSH (together, the "ACSH notes"), and other agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends on the common stock.

        Our dividend policy may limit our ability to pursue growth opportunities.

        Our board of directors has adopted a dividend policy which reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. As a result, we may not retain a sufficient amount of cash to finance a material expansion of our business, or to fund our operations consistent with past levels of funding in the event of a significant business downturn. In addition, because a significant portion of cash available to pay dividends will be distributed to holders of our common stock under our dividend policy, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. We cannot assure you that such financing will be available to us at all, or at an acceptable cost. In addition, as we have only recently adopted this dividend policy, the effect of the dividend policy on our operations is not known to us.

        You may not receive the level of dividends provided for in our dividend policy or any dividends at all.

        We are not obligated to pay dividends. Our board of directors may, in its absolute discretion, amend or repeal the dividend policy which may result in the decrease or discontinuation of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Additionally, Delaware law and the terms of our credit facilities and the indentures governing the ACSH notes may limit or completely restrict our ability to pay dividends.

        We might not generate sufficient cash from operations in the future to pay dividends on our common stock in the intended amounts or at all. Our board of directors may decide not to pay dividends at any time and for any reason. Our dividend policy is based upon our directors' current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or technological developments (which could, for example, increase our need for capital expenditures), new growth opportunities or other factors. If our cash flows from operations for future periods were to fall below our minimum expectations, we would need either to reduce or eliminate dividends or, to the extent permitted under the terms of our credit facilities and the indentures governing the ACSH notes or any future agreement governing our indebtedness, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively affect our financial condition, results of operations, liquidity, ability to maintain or expand our business and ability to fund dividends. Our board is free to depart from or change our dividend policy at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of growth opportunities. In addition, our credit facilities and the indentures governing the ACSH notes contain limitations on our ability to pay dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock.

        Our substantial indebtedness could restrict our ability to pay dividends on our common stock and adversely affect our financing options and liquidity position.

        We have now and will continue to have a substantial amount of indebtedness. As of September 30, 2004 we had total long-term obligations, including current portion, of $533.3 million and a net loss for the nine months ended September 30, 2004 of $32.2 million.

        Our substantial level of indebtedness could have important consequences for you as a holder of our common stock. For example, our substantial indebtedness could:

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

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  limit our flexibility to plan, adjust or react to changing economic, market or industry conditions, reduce our ability to withstand competitive pressures, and increase our vulnerability to general adverse economic and industry conditions;

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  place us at a competitive disadvantage to many of our competitors who are less leveraged than we are;

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  limit our ability to borrow additional amounts for working capital, capital expenditures, future business opportunities, including strategic acquisitions and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

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  limit our ability to refinance our indebtedness.

        The terms of our credit facilities and the terms of our other indebtedness, including the indentures governing the ACSH notes, allow us and our subsidiaries to incur additional indebtedness upon the satisfaction of certain conditions. If new indebtedness is added to current levels of indebtedness, the related risks described above could intensify.

        Our debt instruments include restrictive and financial covenants that limit our operating flexibility.

        Our credit facilities require us to maintain certain financial ratios and our credit facilities and the indentures governing the ACSH notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include restrictions on our ability to:

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  issue certain preferred or redeemable capital stock;

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  incur debt;

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  create liens;

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  pay dividends or distributions on, redeem or repurchase our capital stock;

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  make certain types of investments, loans, advances or other forms of payments;

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  issue, sell or allow distributions on capital stock of specified subsidiaries;

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  prepay or defease specified indebtedness, including the notes;

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  enter into transactions with affiliates; or

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  merge, consolidate or sell our assets.

        These restrictions could limit our ability to obtain financing, make acquisitions or fund capital expenditures, withstand downturns in our business or take advantage of business opportunities. A breach of any of these covenants, ratios or tests could result in a default under our credit facilities or the indentures governing the ACSH notes. Upon the occurrence of an event of default under our credit facilities, the lenders could elect to declare all amounts outstanding under our credit facilities to be immediately due and payable. If the lenders accelerate the payment of the indebtedness under our credit facilities, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness.

        We will require a significant amount of cash to service our indebtedness, pay dividends and fund our other liquidity needs. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including amounts borrowed under our credit facilities, to pay dividends and to fund planned capital expenditures and any strategic acquisitions we may make, if any, will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable the repayment of our indebtedness, pay dividends or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the ACSH notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including the ACSH notes and our credit facilities, on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

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  sales of certain assets to meet our debt service requirements;

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  sales of equity; and

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  negotiations with our lenders to restructure the applicable debt.

        If we are forced to pursue any of the above options our business and/or the value of our common stock could be adversely affected.

        Future sales, or the possibility of future sales, of a substantial amount of our common stock may depress the price of the shares of our common stock.

        Future sales, or the availability for sale in the public market, of substantial amounts of our common stock could adversely affect the prevailing market price of our common stock, and could impair our ability to raise capital through future sales of equity securities.

        If we or our existing stockholders sell substantial amounts of our common stock in the public market or if there is a perception that these sales may occur, the market price of our common stock could decline. As of January 4, 2005 we would have had 45,695,389 shares of common stock outstanding assuming all shares offered under this prospectus have been issued and assuming no exercise of outstanding options to purchase common stock. Substantially all of these shares will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by "affiliates" of ours as such term is defined in Rule 144 of the Securities Act.

        We may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may be significant. We may also grant registration rights covering those shares or other securities in connection with any such acquisitions and investments.

        Possible volatility in the price of our common stock could negatively affect us and our stockholders.

        The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. For example, following our announcement in October 2004 of our dividend policy, the trading price of our common stock increased significantly. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Additionally, prior to this offering, there has been a limited public market for our common stock. The limited liquidity for holders of our common stock may add to the volatility of the trading price of our common stock. These effects could materially adversely affect the trading market and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing in the future.

        In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance.

        Your interests may conflict with those of our current stockholders.

        Our largest stockholders, affiliates of Fox Paine & Company, LLC (together, "Fox Paine"), beneficially own 64% of our outstanding common stock. As a result, Fox Paine currently has the ability to exert significant influence over the outcome of matters requiring stockholder approval, including:

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  the election of our directors and the directors of our subsidiaries;

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  the amendment of our charter or by-laws; and

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  the adoption or prevention of mergers, consolidations or the sale of all or substantially all of our assets or our subsidiaries' assets.

        Our certificate of incorporation does not expressly prohibit action by written consent of stockholders. As a result, to the extent Fox Paine owns more than 50% of our total voting power, Fox Paine would be able to take any action to be taken by stockholders without the necessity of holding a meeting. Finally, Fox Paine may make significant investments in other telecommunications companies. Some of these companies may compete with us. Fox Paine and its affiliates are not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

        Our largest stockholders are registering the sale of all of their shares of our common stock and their interest in selling those shares may conflict with our other stockholders.

        Fox Paine has registered the sale of all of the shares of our common stock that it holds. If Fox Paine sells substantial amounts of our common stock, the market price of our common stock may fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Additionally, the interests of Fox Paine in selling its shares may conflict with your interests. Assuming Fox Paine sells all of its shares of our common stock that are being registered, this will effectively cause a change in the ability to control matters requiring stockholder approval and Fox Paine would no longer have the ability to exert as much influence over matters affecting us.

        The limited liquidity of the trading market for our common stock may affect the trading price of our common stock.

        As of January 4, 2005, we had 30,695,389 shares of our common stock issued and outstanding and eligible to be traded on the Nasdaq National Market. Currently, only approximately 11 million of these shares are freely tradable without restriction. As a result, the trading market for our common stock is limited. There can be no assurance that we will sell enough of our common stock to create a liquid trading market for our common stock. It is more likely for common stock issued in larger aggregate numbers of shares to trade more favorably than similar common stock issued in smaller aggregate number of shares because of the increased liquidity created by higher trading volumes resulting from larger issuances. There can be no assurance as to the liquidity of any market for our common stock, the ability of the holders of our common stock to sell any of their common stock and the price at which the holders of our common stock would be able to sell any of our common stock.

        If you purchase shares of our common stock from us, you will experience immediate and substantial dilution.

        Investors purchasing common stock from us in the offering will experience immediate and substantial dilution in the net tangible book value of their shares. Additional dilution will occur upon exercise of outstanding stock options. If we seek additional capital in the future, the issuance of shares of common stock or securities convertible into shares of common stock in order to obtain such capital may lead to further dilution of your equity investment. See "Dilution."

        Ownership change will limit our ability to use certain losses for U.S. federal income tax purposes and may increase our tax liability.

        As of September 30, 2004, we had net operating loss carryforwards, or NOLs, of approximately $135 million, which are due to expire in the years 2020 through 2024. These NOLs may be used to offset future taxable income through 2024 and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an "ownership change" to use its NOLs to reduce its tax liability. It is possible that the transactions described in this offering, either on a stand alone basis or when combined with future transactions (including issuances of new shares of our common stock and sales of shares of our common stock), will cause us to undergo an ownership change. In that event, we would not be able to use our pre-ownership-change NOLs in excess of the limitation imposed by Section 382. Such limitation is generally determined by multiplying the company's equity value and the long term tax exempt rate at the time of the ownership change.

Risks Related to Our Business

        Our business is subject to extensive governmental legislation and regulation. Applicable federal and state legislation and regulations and changes to them could adversely affect our business.

        We operate in a heavily regulated industry, and most of our revenues come from the provision of services regulated by the Federal Communications Commission, or the FCC, and the Regulatory Commission of Alaska, or the RCA. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by legislation or regulatory orders at any time. We cannot predict the impact of future developments or changes to the regulatory environment or the impact such developments or changes would have on us.

        There are a number of FCC and RCA rules under review that could have a significant impact on us. For example, many of the FCC's rules with regard to the provisioning of unbundled network elements, or UNEs, and other LEC interconnection rules were revised by the FCC in 2003, on

August 20, 2004, again on December 15, 2004, and are subject to further proceedings at the FCC. An appellate court vacated, remanded and upheld different portions of the FCC's 2003 order and several parties are expected to challenge the 2004 decisions in court. Court rulings, further FCC actions or new legislation in this area could affect our obligation to provide UNEs and the prices we receive for the UNEs. Changes to intercarrier compensation that could affect our access revenues are also likely over the next few years. The FCC and Congress are also looking at universal service fund contribution and disbursement rules that are likely to affect the amount and timing of our contributions to and receipt of universal service funds; our obligations may increase and/or our revenue may decline, and our competitors may receive greater payments. Further, most FCC and RCA telecommunications decisions are subject to substantial delay and judicial review. These delays and related litigation create risk associated with uncertainty over the final direction of federal and state policies.

        As the incumbent local exchange carrier, or ILEC, in our service areas, we are subject to legislation and regulation that are not applicable to our competitors.

        Existing federal and state rules impose obligations and limitations on us, as the incumbent local telephone company, or ILEC, that are not imposed on our competitors. Federal obligations to share facilities, file and justify tariffs, maintain certain types of accounts, and file certain types of reports are all examples of disparate regulation. Similarly, state regulators impose, accounting and reporting requirements and service obligations on us that do not exist for our competitors. In addition, state regulators have imposed greater tariffing standards and obligations on us than on our competitors. The requirement to disclose proposed tariffs six to 12 months before they go into effect has enabled our competitors to plan competitive responses before we are able to implement new rates, diminishing our ability to compete in the marketplace. As our business becomes increasingly competitive, the continued regulatory disparity could impede our ability to compete in the marketplace, which could have a material adverse effect on our business.

        A reduction by the RCA or the FCC of the rates we charge our customers would reduce our revenues and earnings.

        The rates we charge our local telephone customers are based, in part, on a rate of return authorized by the RCA on capital invested in our LECs' networks. These authorized rates, as well as allowable investment and expenses, are subject to review and change by the RCA at any time. If the RCA orders us to reduce our rates, both our revenues and our earnings will be reduced. Additionally, in this competitive market, we are not sure we would be able to implement higher rates even if approved by the RCA.

        State regulators may rebalance our planned rates or set new rates closer to costs, and refuse to keep sensitive business information confidential, continuing our competitive disadvantage in the marketplace. Our local exchange service competitors may also gain a competitive advantage as a result of the state regulators permitting our competitors to intervene in rate-setting proceedings.

        FCC regulations also affect rates that are charged to customers. The FCC regulates tariffs for interstate access and subscriber line charges, both of which are components of our network service revenue. The FCC currently is considering proposals to reduce interstate access charges for carriers like us. If the FCC lowers interstate access charges without adopting an adequate revenue replacement mechanism, we may be required to recover more revenue through subscriber line charges and universal service funds or forego this revenue altogether. This could reduce our revenue or impair our competitive position.

        The rates, terms and conditions for the leasing of facilities and resale of services in Anchorage are subject to regulatory review and may be adjusted in a manner adverse to us.

        The rates, terms and conditions for the leasing of facilities in Anchorage by our competitors, including General Communication, Inc., or GCI, has only recently been resolved after years of debate. There is risk associated with the implementation of this new agreement. Further, there is the risk that particular issues or the entire matter may be subject to judicial appeal, which would result in an extended period of uncertainty and additional cost associated with the proceedings.

        Loss of the exemption from certain forms of competition granted to our rural LECs under the Federal Telecommunications Act of 1996 exposes us to increased competition.

        Historically, our LECs (which do not include our wholly owned subsidiary, ACS of Anchorage, Inc., or ACSA) operated under a federal statutory exemption under which they were not required to offer UNEs and wholesale discounted resale services to competitors. On June 30, 1999, the Alaska Public Utilities Commission (or APUC) issued an order revoking these rural exemptions. On April 18, 2004, after years of litigation concerning this order, ACS of Fairbanks, Inc., or ACSF, and ACS of Alaska, Inc, or ACSAK, settled with GCI over the revocation of these rural exemptions. ACSF and ACSAK waived their claim to the rural exemption with regards to GCI's requests to lease UNEs in exchange for GCI's agreement to pay higher rates for leased facilities. ACSF and ACSAK will, therefore, continue to face local exchange service competition, which may reduce revenues and returns.

        Interconnection duties are governed by telecommunications rules and regulations related to the UNEs that must be provided. These rules and regulations remain subject to ongoing modifications. In addition, to the extent that rural exemptions are terminated, other carriers are entitled to obtain interconnection agreements with us on the same basis as GCI. Finally, to the extent the new rates are higher than the previous rates, that may encourage GCI or other competitors to provide service over their own facilities, further depriving us of revenue.

        Our results of operations could be materially harmed if GCI develops its own network facilities and stops leasing capacity on our network elements.

        GCI commenced offering cable telephony in Anchorage during 2004 and initiated migration of its customers served using our UNEs off of our network and onto its own cable system. GCI has also announced plans to substantially increase the number of customers it migrates to cable telephony in 2005 with the aim of migrating virtually all of its Anchorage customers to its own network by the end of 2006. Significant migration of customers could result in a significant reduction of revenue for us, as GCI would no longer be leasing our facilities to serve those customers, which could materially harm our results of operations.

        The telecommunications industry is extremely competitive, and we may have difficulty competing effectively.

        The telecommunications industry is extremely competitive and we face competition in local voice, local high-speed data, wireless, Internet and long distance services. Competition in the markets in which we operate could:

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  reduce our customer base;

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  require us to lower rates and other prices in order to compete;

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  require us to invest in new facilities and capabilities;

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  increase marketing expenditures and the use of discounting and promotional campaigns that would adversely affect our margins; or

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  otherwise lead to reduced revenues, margins, and returns.

        New competitors in local services may be encouraged by FCC and RCA rules regarding interconnection agreements and universal service supports. We face competition from wireless service providers for local, long distance and wireless customers. Existing and emerging wireless technologies are increasingly competitive with local exchange services in some or all of our service areas. We and a competitor of ours are deploying a new generation of wireless technologies which will provide wireless data in addition to wireless voice services, and the FCC has ordered wireline-to-wireless and wireless-to-wireless number portability. As a consequence, we anticipate increased risk of wireless substitution for traditional local telephone services and increased competition among wireless carriers. In addition, new carriers offering voice over Internet Protocol, or VoIP, services may also lead to a reduction in traditional local and long distance telephone service customers and revenues as well as our network access revenues. Some of our competitors may have financial and technical resources greater than ours, and may be exempt from or subject to lesser regulatory burdens.

        Revenues from our retail local telephone lines may be reduced or lost.

        As the ILEC, we face stiff competition mainly from resellers, local providers who lease UNEs from us, and, to a lesser degree, facilities-based providers of local telephone services. In 1996, the two largest long distance carriers in Alaska began providing competitive local telephone services in Anchorage through UNE interconnection with our facilities and resale of our services. Interconnection agreements have since been executed with several other competitors. As a result, since 1996 when the industry was opened to competition through September 30, 2004, we have lost approximately 30% of our retail local telephone lines. In our largest market, Anchorage, which opened to competition in 1996, we have lost approximately 50% of our retail local telephone access lines. Similarly, in Fairbanks and Juneau, where competition began only a few years ago, we have lost more than 30% of our retail local telephone access lines. While we generally continue to enjoy revenues for these lines from our competitors, albeit at reduced rates compared to retail customers, our competitors may, in the future, bypass or remove these customers from our network completely, which would eliminate our revenue from those lines altogether. Additionally, although we plan to reacquire customers previously lost to competitors, there can be no assurance that we will be successful in this regard.

        Revenues from access charges may be reduced or lost.

        We received 27.9% of our operating revenues for the nine months ended September 30, 2004 from access charges paid by interstate and intrastate interexchange carriers and subscriber line charges paid by end users for the use of our network to connect the customer premises to the interexchange network. The amount of revenue that we receive from access charges and subscriber line charges is calculated in accordance with requirements set by the FCC and the RCA. Any change in these requirements may reduce our revenues and earnings. Generally, access charges have decreased since our inception in 1999.

        Under the regulatory rules that exist today, we receive access revenue related to the calls made by all of our retail customers as well as our competitors' customers who are served via wholesale resale service. Access revenue related to our competitors' retail customers that are served by UNEs or by the competitors' own facilities flows to our competitors. To the extent that competitors shift the form in which they provide service away from wholesale resale to UNEs or their own facilities, our access revenue will be reduced.

        The FCC is reviewing mechanisms for intercarrier compensation, and some parties have suggested terminating all interstate access charge payments by interexchange carriers. If such a proposal is adopted, it could have a material impact on our revenue and earnings. In any event, the FCC has stated its intent to adopt some form of access charge reform soon, which more likely than not will reduce this source of revenue. Similarly, the RCA has adopted regulations modifying intra-state access charges, which are not intended to, but may, reduce our revenue.

        In addition, both GCI and AT&T have previously alleged that we collected excess interstate access revenue. While those claims have been resolved, we cannot assure you that claims alleging excess charges in subsequent years will not be made, nor that we will be able to defeat all such claims.

        A reduction in the universal service support currently received by some of our subsidiaries would reduce our revenues and earnings.

        We received 5.3% of our operating revenues for the nine months ended September 30, 2004 from the Universal Service Fund, or USF, which was established under the direction of the FCC to compensate carriers for the high cost of providing universal telecommunications services in rural, insular, and high-cost areas. If the support received from the USF is materially reduced or discontinued, some of our rural LECs might not be able to operate profitably. Also, because we provide interstate and international services, we are required to contribute to the USF a percentage of our revenue earned from such services. Although our rural LECs receive support from the USF, we cannot be certain of how, in the future, our contributions to the USF will compare to the support we receive from the USF. Congress recently adopted legislation exempting the USF from the Anti-Deficiency Act until December 31, 2005, but this issue may adversely affect USF distributions or contributions in the future.

        Various reform proceedings are under way at the FCC to change the method of calculating the amount of contributions paid into the USF by all carriers and the amount of contributions or support rural carriers like ACSF, ACSAK and ACSN receive from the USF, as well as the amount of support received by our competitors. Already the FCC has imposed caps or limits on the amount of USF distributed and has explored opportunities to obtain contributions from providers of services not currently contributing to USF. We cannot predict at this time whether or when any change in the method of calculating contributions and support may affect our business.

        The RCA has granted Eligible Telecommunications Carrier, or ETC, status to GCI in Fairbanks and Juneau. Under current FCC rules, this entitles GCI to the same amount of per-line USF support that we are entitled to receive regardless of GCI's costs, and may reduce the amount of USF payments we receive. To the extent that any competitive ETC, such as GCI, has lower costs than us, but receives the same amount of financial support, the competitor gains a competitive cost advantage over us. We cannot say when or how these rules may change.

        There has been a trend toward granting ETC status to wireless carriers. Alaska DigiTel LLC, or DigiTel, ACS Wireless, Inc., or ACSW, and MTA Wireless have been granted ETC status. Further, Dobson Communications Corporation has petitioned for ETC status and asked the RCA to redefine our rural service areas to permit Dobson to receive support on a wire-center basis, but without having to serve the entire area that we are currently required to serve. Redefining our rural service areas requires the approval of both the RCA and the FCC. Creating additional service areas may impose a costly regulatory burden on us for which we may not be compensated. The granting of Dobson's request to redefine service areas could reduce our revenues from USF, in addition to increasing competition.

        Revenues from wireless services may be reduced.

        Market prices for wireless voice and data services have declined over the last several years and may continue to decline in the future due to increased competition. We cannot assure you that we will be able to maintain or improve our average revenue per user, or ARPU. We expect significant competition among wireless providers, which has been intensified by wireless number portability to continue to drive service and equipment prices lower, which may lead to increased turnover of customers. If market prices continue to decline it could adversely affect our ability to grow revenue, which would have an adverse effect on our financial condition and results of operation.

        We may not be able to offer long distance and Internet services on a profitable basis.

        Our long distance operations have historically been modest in relation to the long distance businesses of our competitors and have generated losses from continuing operations of $2.0 million in 2001, $1.6 million in 2002 and $21.2 million in 2003, and $3.4 million for the nine months ended September 30, 2004. Our Internet operations generated losses from continuing operations of $9.6 million in 2001, $21.6 million in 2002, $60.5 million in 2003, and $9.8 million for the nine months ended September 30, 2004. We have, over the last several years, failed to achieve various plans to increase sales and revenue for these businesses. There is, therefore, no assurance that our operating losses from long distance and Internet services will not increase in the future, even after taking into account additional revenue from complementary or advanced services.

        If we substantially underestimate or overestimate the demand for our long distance services, our cost of providing these services could increase.

        We expect to continue to enter into resale agreements for a portion of our long distance services. In connection with these agreements, we must estimate future demand for our long distance service. If we overestimate this demand, we may be forced to pay for services we do not need, and if we underestimate this demand, we may need to lease additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand.

        We may not be able to profitably take advantage of future fiber-optic capacity that we may purchase.

        In anticipation of our obligations under the Telecommunications Services Partnering Agreement, or TPA, we entered with the State of Alaska, we entered into an agreement that enables us to purchase additional fiber-optic capacity in future years from Crest Communications, L.L.C., or Crest, the expenditures for which are expected to be significant and may exceed $20 million over the next two years. The subsequent termination of our contract with the State of Alaska has reduced our utilization of the additional fiber-optic capacity purchased from Crest and may reduce the profitability of the agreement with Crest.

        As part of this agreement, we made a $15 million loan to Crest. In connection with this loan, Crest has granted us an option to purchase certain of its network assets no later than January 2, 2006 at a price equal to the then-outstanding loan balance. Certain material terms of the agreement with Crest remain subject to continued negotiation, and it is impossible to determine the ultimate outcome of these negotiations at this time. We cannot assure you that we will successfully resolve any open issues nor can we assure you of the consequences of our inability to resolve any open issues. In addition, even if we are able to resolve the issues, we cannot assure you that we will generate sufficient revenue from these future acquisitions of fiber-optic capacity to provide satisfactory returns on our investment. The $15 million loan to Crest was written down to zero, its estimated fair value, in September 2003.

        If we do not adapt to technological changes in the telecommunications industry, we could lose customers or market share.

        Our success may depend on our ability to adapt to rapid technological changes in the telecommunications industry. Our failure to adopt a new technology, or our choice of one technological innovation over another, may have an adverse impact on our ability to compete or meet the demands of our customers. Technological change could, among other things, reduce the capital required by a competitor to provide local service in our service areas. As we cannot predict with precision the pace of technology change, our ability to deploy new technologies may be constrained by insufficient capital and/or the need to generate sufficient cash to make interest payments on our indebtedness.

        New products and services may arise out of technological developments and our inability to keep pace with these developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. The successful delivery of new products and services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

        New governmental regulations may impose obligations on us to upgrade our existing technology or adopt new technology that may require additional capital and we may not be able to comply with these new regulations on a timely basis.

        We cannot predict the extent to which the government will impose new unfunded mandates such as those related to emergency location, law enforcement assistance and local number portability. Each of these government obligations has imposed new requirements for capital that could not have been predicted with any precision. Along with these obligations the FCC has imposed deadlines for compliance with these mandates. We may not be able to provide services that comply with these mandates in time to meet the imposed deadlines or our petitions for extensions of the deadlines may be denied. We cannot predict whether other mandates, from the FCC or other regulatory authorities, will occur in the future or the demands they will place on capital expenditures.

        Our network capacity and customer service system may not be adequate and may not expand quickly enough to support our anticipated customer growth.

        Our financial and operational success depends on ensuring that we have adequate network capacity, sufficient infrastructure equipment and a sufficient customer support system to accommodate anticipated new customers and the related increase in usage of our network. Our failure to expand and upgrade our networks, including through obtaining and constructing additional cell sites, obtaining wireless telephones of the appropriate model and type to meet the demands and preferences of our customers and obtaining additional spectrum, if required, to meet the increased usage could have a material adverse effect on our business. As a result of our dividend policy, our available cash to expand and upgrade our network may be limited.

        The successful operation and growth of our businesses are dependent on economic conditions in Alaska.

        Substantially all of our customers and operations are located in Alaska. Due to our geographical concentration, the successful operation and growth of our businesses is dependent on economic conditions in Alaska. The Alaskan economy, in turn, is dependent upon many factors, including:

  •
  the strength of the natural resources industries, particularly oil production;

  •
  the strength of the Alaskan tourism industry;

  •
  the level of government and military spending; and

  •
  the continued growth in services industries.

        The customer base for telecommunications services in Alaska is small and geographically concentrated. According to U.S. Census Bureau estimates, the population of Alaska is approximately 649,000, over 60% of whom live in Anchorage, Fairbanks and Juneau. There can be no assurance that Alaska's economy will grow or even be stable.

        We depend on key members of our senior management team.

        Our success depends largely on the skills, experience and performance of key members of our senior management team, as well as our ability to attract and retain other highly qualified management and technical personnel. There is intense competition for qualified personnel in our industry, and we cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. If we lose one or more of our key employees, or the transition in leadership is not successful, our ability to successfully implement our business plan could be materially adversely affected. We do not maintain any "key person" insurance on any of our personnel.

        We rely on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure. If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of the products and services we require to operate our business successfully.

        We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, subscriber growth and our operating results could suffer significantly. Our initial choice of a network infrastructure supplier can, where proprietary technology of the supplier is an integral component of the network, cause us to be effectively locked into one of a few suppliers for key network components. As a result we have become reliant upon a limited number of network equipment manufacturers. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis, or at all, which could increase costs and may cause disruption in service.

        Wireless devices may pose health and safety risk, and driving while using a wireless phone may be prohibited; as a result, we may be subject to new regulations, and demand for our services may decrease.

        Media reports have suggested that, and studies have been undertaken to determine whether, certain radio frequency emissions from wireless handsets and cell sites may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against other participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage.

        If consumers' health concerns over radio frequency emission increase, they may be discouraged from using wireless handsets, regulators may impose or increase restrictions on the location and operation of cell sites or increase regulation on handsets and wireless providers may be exposed to litigation, which, even if not successful, may be costly to defend. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in our subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry.

        In addition, the use of a wireless device while driving may also adversely affect our results of operations. Studies have indicated that using wireless devices while driving may impair a driver's attention. The U.S. Congress has proposed legislation that would seek to withhold a portion of federal funds from any state that does not enact legislation prohibiting an individual from using a wireless telephone while driving motor vehicles. In addition, many state and local legislative bodies have passed or proposed legislation to restrict the use of wireless telephones while driving motor vehicles. Concerns over safety risks and the effect of future legislation, if adopted and enforced in the areas we serve, could limit our ability to market and sell our wireless services and may discourage use of our wireless devices and decrease our revenue from customers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards against telecommunications providers, adverse publicity and further governmental regulation. Any or all of these results, if they occur, could have a material adverse effect on our results of operations and financial condition.

        We are subject to environmental regulation and environmental compliance expenditures and liabilities.

        Our business is subject to many environmental laws and regulations, particularly with respect to owned or leased real property relating to our network equipment and tower sites. Some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

        In addition to operational standards, environmental laws also impose obligations to clean up contaminated properties or to pay for the costs of such remediation. We could become liable, either contractually or by operation of law, for such remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Moreover, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to material remediation costs.

        A system failure could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

  •
  physical damage to access lines;

  •
  power surges or outages;

  •
  software defects; and

  •
  disruptions beyond our control.

        We rely heavily on our networks, network equipment, data and software and the networks of other telecommunications providers to support all of our functions and for substantially all of our revenues. We are able to deliver services only to the extent that we can protect our network systems against damage from power or telecommunication failures, computer viruses, natural disasters, unauthorized access and other disruptions. While we endeavor to provide for failures in the network by providing back-up systems and procedures, we cannot guarantee that these back-up systems and procedures will operate satisfactorily in an emergency. Should we experience a prolonged system failure or a significant service interruption, our customers may choose a different provider and our reputation may be damaged.

        We cannot assure you that we will be able to successfully integrate any acquisitions we may make in the future.

        We continually explore acquisitions. However, any future acquisitions we make may involve some or all of the following risks:

  •
  diversion of management attention from operating matters;

  •
  unanticipated liabilities or contingencies of acquired businesses;

  •
  failure to achieve projected cost savings or cash flow from acquired businesses;

  •
  inability to retain key personnel of the acquired business or maintain relationships with its customers;

  •
  inability to successfully integrate acquired businesses with our existing businesses, including information-technology systems, personnel, products and financial, computer, payroll and other systems of the acquired businesses;

  •
  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of the acquired businesses; and

  •
  difficulty in maintaining uniform standards, controls, procedures, and policies.

        As a result of our dividend policy and other factors, we may not have sufficient available cash or access to sufficient capital resources necessary to complete a transaction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should" and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward- looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus under "Prospectus Summary" or "Risk Factors" or may be contained in our Annual Report on Form 10-K or our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," among other places. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

  •
  rapid technological developments and changes in the telecommunications industries;

  •
  our competitive environment;

  •
  ongoing deregulation (and the resulting likelihood of significantly increased price and product/service competition) in the telecommunications industry as a result of the Telecommunications Act of 1996 and other similar federal and state legislation and the federal and state rules and regulations enacted pursuant to that legislation;

  •
  changes in revenue from Universal Service Funds;

  •
  regulatory limitations on our ability to change our pricing for communications services;

  •
  the possible future unavailability of Statement of Financial Accounting Standards, or SFAS, No. 71, Accounting for the Effects of Certain Types of Regulation, to our wireline subsidiaries;

  •
  our ability to bundle our products and services;

  •
  possible changes in the demand for our products and services;

  •
  changes in general industry and market conditions and growth rates;

  •
  changes in interest rates or other general national, regional or local economic conditions;

  •
  governmental and public policy changes;

  •
  our ability to generate sufficient earnings and cash flows to continue to make dividend payments to our stockholders;

  •
  the continued availability of financing in the amounts, at the terms, and subject to the conditions necessary to support our future business;

  •
  the success of any future acquisitions;

  •
  changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; and

  •
  the matters described under "Risk Factors."

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus. Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

INDUSTRY, MARKET SHARE AND OTHER INFORMATION

        Unless otherwise indicated, information contained in this prospectus concerning the telecommunications industry, our general expectations concerning this industry and our and our competitors' market position and market shares within this industry are based on assumptions and estimates prepared by us using data from industry sources, and on assumptions made by us based on our management's knowledge and experience in the markets in which we operate and the telecommunications industry generally. We believe these estimates are accurate as of the date of this prospectus; however, this information may prove to be inaccurate because, as a result of the method by which we obtained some of the data for our estimates or the nature of the information, it cannot always be verified with certainty. We have not independently verified data from industry or other third-party sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding the telecommunications industry and our market positions and market shares within the telecommunications industry provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in this prospectus and the various factors discussed in the documents incorporated herein by reference.

DILUTION

        Dilution is the amount by which the portion of the offering price paid by purchasers of our common stock to be sold by us in the offering exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date. Our unaudited net tangible book deficiency, defined as stockholders' deficit, less goodwill, less intangible assets, at September 30, 2004 was approximately $88.9 million, or approximately $3.03 per each of the 29,387,159 shares of common stock then outstanding. New investors who purchase shares of our common stock from us may suffer an immediate dilution of the difference between the purchase price per share and our net tangible book value per share at the date they purchase. See the relevant prospectus supplement for the calculation for each specific offering.

USE OF PROCEEDS

        Unless we inform you otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of our common stock from time to time as our board of directors may determine:

  •
  for general corporate and other purposes;

  •
  to finance acquisitions of other businesses; or

  •
  to repay or refinance our indebtedness.

        We may temporarily invest net proceeds from the sale of our common stock in short-term securities. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. All proceeds from those sales will be for the accounts of the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

        We are registering 19,598,879 shares of common stock covered by this prospectus for re-offers and resales by Fox Paine Capital, LLC and its affiliates, the selling stockholders named below. Fox Paine is hereby registering all of the shares of common stock it owns. We are registering these shares to permit the selling stockholders to resell the shares when they deem appropriate. The selling stockholders may resell all, a portion or none of their shares at any time and from time to time. The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

        The following table sets forth (i) the selling stockholders, (ii) as of January 4, 2005, the number of shares of common stock that each of the selling stockholders beneficially owns and the number of shares being registered for resale by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders, assuming that all of the shares of common stock offered by the selling stockholders under this prospectus have been sold. The number of shares of common stock outstanding as of January 4, 2005 was 30,695,389.

        As used in this prospectus, "selling stockholders" includes the selling stockholders named in the table below and their respective transferees, pledges, donees, heirs or other successors-in-interest selling shares received from the selling stockholders listed below as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

	Number of Shares of Our Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Our Common Stock Being Offered	Number of Shares of Our Common Stock Beneficially Owned After the Offering(1)
Selling Stockholders	Number of Shares	Percentage of Shares Outstanding	Number of Shares	Number of Shares	Percentage of Shares Outstanding
Fox Paine Capital, LLC(2)(3)	19,498,879(4)	63.52%	19,498,879	—	—
Fox Paine & Company, LLC(2)(3)	16,492,802(4)	53.73%	16,492,802	—	—
Fox Paine Capital Fund, L.P.(2)(3)	16,251,658(4)	52.94%	16,251,658	—	—
FPC Investors, L.P.	241,144	*	241,144	—	—
ALEC Coinvestment Fund I, LLC	812,453	2.65%	812,453	—	—
ALEC Coinvestment Fund II, LLC	406,227	1.32%	406,227	—	—
ALEC Coinvestment Fund III, LLC	487,472	1.59%	487,472	—	—
ALEC Coinvestment Fund IV, LLC	487,472	1.59%	487,472	—	—
ALEC Coinvestment Fund V, LLC	812,453	2.65%	812,453	—	—
Bucks Capital, LLC(5)	100,000	*	100,000	—	—

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Assumes the sale of all shares of common stock being offered by the selling stockholders. The exact amount of shares that will be held by the selling stockholders after completion of this offering cannot be determined at this time because the selling stockholders may offer and sell some, all or none of their shares. The actual number of shares offered by us and/or by a selling stockholder will be included in any supplements to this prospectus.

(2)
Fox Paine Capital, LLC is General Partner of Fox Paine Capital Fund, L.P. and FPC Investors, L.P., and the Managing Member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, and ALEC Coinvestment Fund V, LLC, and possesses voting and investment power over all shares held by each of these entities. Fox Paine & Company, LLC is the manager of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. Fox Paine & Company, LLC is not the record owner of any shares of our common stock.

(3)
The address of Fox Paine & Company, LLC is 950 Tower Lane, Suite 1150, Foster City, CA 94404.

(4)
Fox Paine Capital, LLC is General Partner of Fox Paine Capital Fund, L.P. and FPC Investors, L.P., and the Managing Member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment IV, LLC, and ALEC Coinvestment Fund V, LLC, and possesses voting and investment power over all shares held by each of these entities. Fox Paine & Company, LLC is the manager of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. Fox Paine & Company, LLC is not the record owner of any shares of our common stock.

(5)
Mr. Saul A. Fox and Mr. W. Dexter Paine, III are members of Fox Paine Capital, LLC and share voting power of Fox Paine Capital, LLC. In addition, Mr. Fox and Mr. Paine are the managing members of Bucks Capital, LLC. Bucks Capital, LLC is an investment vehicle created for the purposes of allowing selected members of Fox Paine & Company, LLC to invest primarily in selected portfolio companies in which investment funds managed by Fox Paine & Company, LLC invest. None of the shares shown as beneficially owned by Mr. Fox and Mr. Paine are owned of record by these individuals. Mr. Fox and Mr. Paine each disclaim beneficial ownership of the shares owned by Bucks Capital, LLC or the entities of which Fox Paine Capital, LLC is General Partner or Managing Member, except to the extent of their respective pecuniary interest therein.

        Fox Paine and its affiliates hold a majority of our outstanding shares, receives an annual management fee in the amount of 1% of our earnings before interest expense, income taxes and depreciation and amortization, calculated without regard to the fee. The management fee expense for the three and nine months ended September 30, 2004 was $0.24 million and $0.76 million, respectively, and for the three and nine months ended September 30, 2003 was $0.30 million and $0.87 million, respectively. At September 30, 2004, the payable due to Fox Paine was $0.77 million.

        Messrs. Saul A. Fox and W. Dexter Paine, III are co-founders of, and Chief Executive Officer and President, respectively, of, Fox Paine. Mr. Wray T. Thorn is a former Director of Fox Paine. Each of Messrs. Fox, Paine and Thorn are members of our board of directors.

        Our board of directors approved the payment to Fox Paine of a fee equal to 1% of the gross proceeds generated from the sale of our Directories Business, plus expenses in connection with such transaction, including the reimbursement by us of the $250,000 consulting fee and transaction bonus paid to Mr. Charles E. Robinson, our former President and Chief Executive Officer, under the agreement described below. We paid Fox Paine $2,095,000 on May 8, 2003.

        Fox Paine entered into a consulting agreement with Mr. Robinson, our former chief executive officer, for services rendered for our benefit related to the sale of our Directories Business. Under this agreement, Mr. Robinson received a lump-sum consulting fee and transaction bonus of $250,000 in May 2003. As described above, Fox Paine was reimbursed for this expense.

        Our board of directors approved the payment of a fee to Fox Paine equal to 1% of the funded capital raised through the ACSH senior notes offering and the closing of our existing credit facilities, plus expenses in connection with such transactions. On August 28, 2003, we paid to Fox Paine $3,759,703 for this fee, excluding expenses.

        On September 19, 2003, Fox Paine entered into a consulting agreement with Mr. Robinson. The consulting term began on January 1, 2004 and continued for one year, after which the arrangement was terminated. During the consulting term, Mr. Robinson advised Fox Paine on and evaluated potential opportunities in the telecommunications industry, and Fox Paine paid the former officer a monthly fee of $20,000 for these services.

        On May 14, 1999, we entered into a stockholders' agreement with Fox Paine Capital Fund, L.P. investors affiliated with Fox Paine Capital Fund, L.P. and several non-fund investors, including co-investors and some of our employees listed on the signatures pages to the stockholders' agreement. Under the stockholders' agreement, subject to limited exceptions, Fox Paine Capital Fund, L.P. and its affiliates, as a group, may make up to six demands for registration under the Securities Act of their shares of common stock and have an unlimited number of "piggy-back" registration rights, which allows Fox Paine Capital Fund, L.P. and its affiliates to include their shares in connection with registered offers and sales of our common stock by us. We have included the shares of the selling stockholders covered by this prospectus in accordance with these "piggy-back" registration rights.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements incorporated by reference into this prospectus. We are providing the following pro forma condensed consolidated financial information to give effect to the disposition of our Directories Business in 2003 because that event was significant to our operations and represents the disposition of a business segment.

        An unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 and an unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2004 are not included because the effects of the disposition of our Directories Businesses are already included in our historical consolidated financial statements as of and for that period.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 has been prepared to reflect the adjustments as if the disposition of our Directories Business had occurred on January 1, 2003. Only results from continuing operations are depicted. Actual amounts could vary from these pro forma adjustments.

        The adjustments illustrate the effect of eliminating the results of operations of the Directories Business and the $113.5 million gain on disposal, $4.2 million of foreign exchange gains, and alternative maximum taxes of $1.1 million associated with its disposition from the unaudited pro forma condensed consolidated statement of operations. We disposed of 99.9% of the Directories Business through two separate sales of our equity interest in this segment during 2003. The disposal of the Directories Business did not qualify as a discontinued operation under accounting principles generally accepted in the United States.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2003
(in thousands except per share data)

	Historical Consolidated	Pro Forma Directory Adjustments	Pro Forma Consolidated
Operating revenues:
Local telephone	$215,387	$—	$215,387
Wireless	46,548	—	46,548
Directory	11,631	(11,631)	—
Internet	33,026	—	33,026
Interexchange	16,956	—	16,956

Total operating revenues	323,548	(11,631)	311,917
Operating expenses:
Local telephone, exclusive of depreciation and amortization	116,354	—	116,354
Wireless, exclusive of depreciation and amortization	31,064		31,064
Directory, exclusive of depreciation and amortization	5,249	(5,249)	—
Internet, exclusive of depreciation and amortization	45,523		45,523
Interexchange, exclusive of depreciation and amortization	25,542		25,542
Contract termination and asset impairment charges	54,858		54,858
Depreciation and amortization	82,185	(2)	82,183
Loss (gain) on disposal of assets	(112,622)	113,518	896

Total operating expenses	248,153	108,267	356,420
Operating income (loss)	75,395	(119,898)	(44,503)
Other income (expense):
Interest expense	(71,470)		(71,470)
Interest income and other	(10,191)	(4,249)	(14,440)
Equity in earnings of investment	783	(783)	—

Total other income (expense)	(80,878)	(5,032)	(85,910)
Loss before income taxes	(5,483)	(124,930)	(130,413)
Income taxes	1,095	(1,095)	—

Loss from continuing operations	$(6,578)	$(123,835)	$(130,413)

Loss per share from continuing operations—basic and diluted	$(0.22)	$(4.13)	$(4.35)

Weighted average shares outstanding—basic and diluted	29,980	29,980	29,980

PLAN OF DISTRIBUTION

        We currently intend to offer and sell pursuant to one or more prospectus supplements, from time to time, up to an aggregate of 15,000,000 shares of common stock, in one or more underwritten or other public offerings and at prices and on terms that we determine at the time of the offering. In addition, the selling stockholders currently intend to offer and sell, from time to time, up to an aggregate of 19,598,879 shares of our common stock in one or more underwritten or other public offerings. However, we and/or the selling stockholders also may offer and sell our common stock, as applicable:

  •
  through agents or underwriters;

  •
  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

  •
  through a combination of any of these methods of sale.

        The distribution of our common stock may be effected from time to time in one or more transactions either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices relating to the prevailing market prices; or

  •
  at negotiated prices.

        Offers to purchase our common stock may be solicited by agents designated by us and/or the selling stockholders from time to time. Any agent involved in the offer or sale of our common stock will be named, and any commissions payable by us and/or the selling stockholders to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

        If we and/or the selling stockholders offer and sell our common stock through an underwriter or underwriters, we and/or the selling stockholders will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of our common stock. That prospectus supplement and this prospectus will be used by the underwriters to make resales of our common stock. If underwriters are used in the sale of any of our common stock in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us and/or the selling stockholders at the time of sale. Our common stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of our common stock, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of our common stock the underwriters will be obligated to purchase all such securities if any are purchased.

        If any underwriters are involved in the offer and sale of our common stock, they will be permitted to engage in transactions that maintain or otherwise affect the price of the common stock or other securities of ours. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares of common stock than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing common stock in the open market. In general, purchases of common stock to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members. This means that if underwriters purchase common stock on the open market to reduce their short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from those underwriters and/or selling group members who sold such common stock as part of the offering.

        If we and/or the selling stockholders offer and sell our common stock through a dealer, we, the selling stockholders or an underwriter will sell our common stock to the dealer, as principal. The dealer may then resell our common stock to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of our common stock so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

        We and/or the selling stockholders may solicit offers to purchase our common stock directly and we and/or the selling stockholders may sell our common stock directly to institutional or other investors, who may be deemed to be an underwriter within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

        We and/or the selling stockholders may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement.

        Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, the selling stockholders or any of our or their affiliates in the ordinary course of business.

        We and/or the selling stockholders may authorize our respective agents or underwriters to solicit offers to purchase our common stock at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of our common stock sold will be made under the contracts and any conditions to each party's performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of our common stock under delayed delivery contracts will also be described in the applicable prospectus supplement.

        From time to time, the selling stockholders may pledge or grant a security interest in some or all of our shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholders also may transfer and donate our common stock owned by them in other circumstances. The number of shares of our common stock beneficially owned by selling stockholders will decrease as and when the selling stockholders transfers or donates their shares of our common stock or defaults in performing obligations secured by their shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be the selling stockholders for purposes of this prospectus.

        If we or the selling stockholders sell any common shares pursuant to a prospectus supplement, the shares will be listed on the Nasdaq National Market subject to official notice of issuance.

DESCRIPTION OF CAPITAL STOCK

        This prospectus contains a summary of the material terms of our capital stock, including our common stock and preferred stock. The following description of our capital stock is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

        Our authorized capital stock consists of 150,000,000 shares, par value $0.01 per share, consisting of 145,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of January 4, 2005, we had 30,695,389 shares of common stock outstanding. Assuming all of the shares of common stock to be sold by us under this prospectus are sold, there would be 45,695,389 shares of common stock outstanding.

  Common Stock

        Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, to share ratably in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. All outstanding shares of common stock are, and the shares of common stock sold in the offering will be, when issued, fully paid and nonassessable.

  Preferred Stock

        Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix, by resolution, the voting powers, and designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in each series (which our board of directors may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both. Although our board of directors has no present plans to do so, it could issue one or more series of preferred stock, without stockholder approval, that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

  Delaware General Corporate Law

        Section 203 of the Delaware General Corporation Law (the "DGCL") generally prevents Delaware corporations from engaging under certain circumstances in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder. We have opted out of the provisions of Section 203.

  Action By Written Consent

        Under the DGCL, unless the certificate of incorporation expressly prohibits action by the written consent for stockholders, any action required or permitted to be taken by our stockholders at a duly called annual or special meeting of stockholders may be taken by a consent in writing executed by stockholders possessing the requisite votes for the action to be taken. Our certificate of incorporation does not expressly prohibit action by the written consent of stockholders. As a result, to the extent Fox Paine owns greater than 50% of our total voting power, Fox Paine would be able to take any action to be taken by stockholders without the necessity of holding a stockholders' meeting. We intend, however, to hold annual meetings of stockholders.

  Limitations on Liability and Indemnification of Officers and Directors.

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

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  for breach of duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

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  for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors' and officers' insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mellon Investor Services, L.L.C.

  Listing

        Our common stock is quoted on the Nasdaq National Market under the symbol "ALSK".

LEGAL MATTERS

        The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Leonard A. Steinberg, General Counsel of Alaska Communications Systems Group, Inc. As of the date of this prospectus, Mr. Steinberg owns directly 2,411 shares of the Company's common stock and owns beneficially 120,000 shares of the Company's common stock under various option grants, some of which are immediately exercisable. Certain legal matters in connection with the offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and our adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 30, 2004;

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  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004, filed with the Securities and Exchange Commission on May 12, 2004, August, 9, 2004 and November 10, 2004, respectively;

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  Our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on July 6, 2004; and

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  The description of our common stock contained in our Form 8-A filed with the Securities and Exchange Commission on November 17, 1999.

        These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and, as a result, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We have filed a registration statement on Form S-3 with the Securities and Exchange Commission regarding this offering. The registration statement of which this prospectus is a part contains additional important information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement of which this prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

        You may read and copy the registration statement, the related exhibits, the periodic reports we file and the other material we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site's address is www.sec.gov.

        Our website is www.acsalaska.com. Our filings are available on our investor relations website www.alsk.com. Information contained in or connected to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
(907) 297-3000

9,548,879 Shares

Alaska Communications Systems Group, Inc.

Common Stock

Prospectus Supplement

RBC Capital Markets

March 10, 2006

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RBC Capital Markets

Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SELLING STOCKHOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION

PROSPECTUS SUMMARY
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
INDUSTRY, MARKET SHARE AND OTHER INFORMATION
DILUTION
USE OF PROCEEDS
SELLING STOCKHOLDERS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2003 (in thousands except per share data)
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION